As filed with the Securities and Exchange Commission on April 29, 2026

Registration No. 333-293492

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3/A

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vivos Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	81-3224056
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(866) 908-4867

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

R. Kirk Huntsman

Chairman of the Board and Chief Executive Officer

Vivos Therapeutics, Inc.

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(866) 908-4867

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.

Lawrence A. Rosenbloom, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Phone: (212) 370-1300

Fax: (212) 370-7889

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, dated April 29, 2026

3,964,712 Shares of Common Stock Issuable Upon Exercise of Common Stock Purchase Warrants

This prospectus relates to the resale by the selling stockholder named herein, including its transferees, assigns, pledgees or donees, or their respective successors, of (i) a five-year, Series A Common Stock Purchase Warrant to purchase up to 1,982,356 shares of common stock, par value $0.0001 per share, (“Common Stock”) at an exercise price of $2.09 per share (the “Series A Warrant”), and (ii) a 24-month, Series B Common Stock Purchase Warrant to purchase up to 1,982,356 shares of Common Stock at an exercise price of $2.09 per share (the “Series B Warrant”). The Series A Warrant and the Series B Warrant are sometimes referred to collectively in this Prospectus as the “Warrants.” The selling stockholder was the investor in a warrant inducement private placement by our company which closed on January 20, 2026. For more information, see “Selling Stockholder.”

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Common Stock by the selling stockholder, although we may receive funds upon the future exercise of Warrants held by the selling stockholder, if and when exercised for cash. The selling stockholder may sell shares of Common Stock underlying the Warrants (which we sometimes refer to herein collectively as the “Selling Stockholder Shares ”) from time to time in the principal markets on which our Common Stock is quoted at the prevailing market price, at prices related to prevailing market prices or in negotiated transactions. The selling stockholder may sell the Selling Stockholder Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, the purchasers of the Selling Stockholder Shares, or both. We are registering the offer and sale of the Selling Stockholder Shares pursuant to certain registration rights granted to the selling stockholder. The timing and amount of any sale of Selling Stockholder Shares is within the sole discretion of the selling stockholder. We do not know when or in what amount of Selling Stockholder Shares the selling stockholder may offer for sale. We will pay the expenses of registering the Selling Stockholder Shares, including legal and accounting fees. All selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder. See “Plan of Distribution” for additional information.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “VVOS.” On April 28, 2026, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $0.85 per share.

The purchase of the Common Stock offered through this prospectus is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 10 of this prospectus and those risk factors incorporated herein by reference before purchasing any of the securities offered by this prospectus. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2026.

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ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, in any prospectus supplement or in a related free writing prospectus, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.

We have not authorized any dealer, agent or other person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or any related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement or any related free writing prospectus. This prospectus and any accompanying prospectus supplement and any related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement and any related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement and any related free writing prospectus, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement and any related free writing prospectus is delivered or securities are sold on a later date.

We have not done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating as to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections included or incorporated by reference entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our ability to continue to refine and execute our evolving business plan, including establishing and growing our new sales, marketing and distribution model where we acquire or create contractual alliances with operators of sleep testing and treatment centers as a means of driving sales of our appliances, including our June 2025 acquisition of The Sleep Center of Nevada (“SCN”);

●	our ability to implement and grow our sales, marketing distribution model, which is new and unproven and may not produce the benefits we anticipate;

●	our ability to successfully integrate SCN business into our operations;

●	our ability to service the substantial indebtedness we incurred in connection with financing the SCN acquisition;

●	compliance with laws, rules and regulations relating to the corporate practice of medicine;

●	the acceptance and adoption by dentists, sleep specialists, medical doctors and other healthcare professionals of our proprietary oral appliances as a treatment for dentofacial abnormalities and/or mild to severe obstructive sleep apnea (“OSA”) and snoring in adults and moderate to severe OSA in children ages 6-17 as per our U.S. Food and Drug Administration (or FDA) clearances, including the anticipated benefits of insurance coverage for products;

●	our expectations concerning the effectiveness and duration of treatment using our appliances and protocols (which we refer to as The Vivos Method) and the potential for side effects including, but not limited to, patient relapse after completion of treatment;

●	the potential financial benefits to doctors, sleep testing centers, sleep specialists, and other healthcare professionals from treating patients with The Vivos Method;

●	our potential profit margin from sales or leasing of our appliances and other treatments and services, including our SleepImage® home sleep testing rings;

●	our ability to formulate, implement and modify as necessary effective sales, marketing and strategic initiatives to drive revenue growth (including, for example, our medical provider-focused strategic alliance and/or acquisition model, SleepImage® home sleep apnea test and our arrangements with sleep clinics and durable medical equipment companies (“DMEs”));

●	the viability of our current intellectual property and our ability to create and protect new intellectual property created in the future;

●	acceptance of our products and services by the medical and dental communities, as well as the marketplace of the products and services that we market;

●	our ability to hire and retain key employees and other service providers (including dentists, medical doctors or other healthcare providers);

●	the emergence of alternative technologies, devices, drugs or other therapies which directly or indirectly impact the marketability of our products and services;

●	adverse changes in general market conditions for medical devices and the products and services we offer;

●	our ability to generate cash flow and profitability and continue as a going concern;

●	our immediate and future financing plans; and

●	our ability to adapt to changes in market conditions (including as a result of volatile and difficulty to access capital markets) which could impair our operations and financial performance.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations include, but are not limited to, those included in this prospectus and the documents incorporated by reference herein and therein, as well as those contained in our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 10-K”), including those described under “Risk Factors” herein and therein. Other risks may be described from time to time in our filings made under the securities laws, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made or incorporated by reference in this prospectus relate only to events or information as of the date on which the statements are made in or incorporated by reference in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

The following is a non-exhaustive guide to where the primary risks qualifying each category of forward-looking statement can be found in our 2025 10-K: (i) statements regarding our new medical-provider focused model and SCN integration are qualified primarily by the risks described in the 2025 10-K under “Risk Factors--Risks Related to Our Acquisition of the Sleep Center of Nevada (SCN)” and “Risk Factors--Risks Related to Our Business and Industry”; (ii) statements regarding FDA clearances, regulatory approvals, and clinical outcomes are qualified primarily by the risks described in the 2025 10-K under “Risk Factors--Risks Related to Our Products and Regulation”; (iii) statements regarding capital raising, liquidity, our ability to continue as going concern and our ability to maintain compliance with Nasdaq’s listing and other public company requirements are qualified primarily by the risk factors in the 2025 10-K addressing our history of operating losses, need for additional capital, and potential dilution under “Risk Factors--Risks Related to Our Business and Industry” and “Risk Factors--Risks Related to Our Securities Generally”; (iv) statements regarding insurance reimbursement and Medicare coverage are qualified by risks related to changes in reimbursement structures under “Risk Factors--Risks Related to Our Acquisition of the Sleep Center of Nevada (SCN)” in the 2025 10-K; and (v) statements regarding intellectual property, competitive position, and market opportunity are qualified by risks in the 2025 10-K described under “Risk Factors--Risks Related to Our Business and Industry.”

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere and incorporated by reference in this prospectus. It does not contain all of the information you need to consider in making your investment decision. Before making an investment decision, you should read this entire prospectus carefully and you should consider, among other things, the matters set forth under “Risk Factors” and our financial statements and related notes thereto appearing elsewhere in this prospectus.

This summary highlights information contained elsewhere in this prospectus or incorporated by reference (see “Incorporation of Certain Information by Reference”). It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and the financial statements and related notes included or incorporated by reference herein. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, the terms “the Company,” “Vivos,” “we,” “our,” “ours” “us” or similar terminology refer to Vivos Therapeutics, Inc. and its consolidated subsidiaries.

Overview and Mission

We are a revenue stage medical technology and healthcare services company that features a comprehensive suite of proprietary oral appliances and therapeutic treatments. Our products non-surgically treat certain maxillofacial and developmental abnormalities of the mouth and jaws that are closely associated with breathing and sleep disorders such as mild to severe obstructive sleep apnea (known as OSA) and snoring in adults. We call the use of our appliances coupled with specific therapeutic treatment protocols The Vivos Method.

The Vivos Method is estimated to be indicated and potentially effective (within the scope of the U.S. Food and Drug Administration (“FDA”) cleared uses) in approximately 80% of cases of OSA where patients are compliant with clinical treatments. Our patented Complete Airway Repositioning and Expansion (“C.A.R.E.”) oral appliances have been utilized in approximately 60,000 patients treated worldwide by more than 2,000 trained dentists. We estimate our other lines of oral appliances have treated an additional 15,000 or more patients worldwide.

Since 2024, we have been evolving our business model towards one that focuses on deriving revenue from appliance sales but also the provision of healthcare services in compliance with the laws relating to the corporate practice of medicine through (i) the acquisition and management of sleep medical practices who diagnose and treat OSA and (ii) the establishment of Vivos supported and managed Dental and Medical Service Organizations (“DSOs” and “MSOs”). We have begun to brand our OSA treatment business as Sleep and Airway Medicine Centers (or SAMC).

Our mission is to rid the world of OSA by being a leading technology platform and go-to services resource for the latest and most effective diagnostic tools, treatment modalities, products, and clinical education available to healthcare providers of all specialties who treat patients suffering from breathing and sleep disorders and their comorbidities. We recognize that breathing and sleep disorders, including OSA, are often complex conditions with multiple contributing factors that require more than a single solution. To that end, we have broadened our product and services lines that comprise The Vivos Method to go beyond the proprietary technologies featured in our C.A.R.E. oral appliances and now offer sleep health providers far greater optionality in selecting a diagnostic or treatment solution that is best for their patients. This approach recognizes that there is no “one size fits all” solution for patients, and that both providers and patients are best served by offering a variety of solutions at various price points that can meet the needs of a larger segment of the population.

We believe this evolution of our mission (which was originally focused almost exclusively on the dental community) will appeal to a much broader array of healthcare professionals, including chiropractors, nutritionists, primary care physicians, cardiologists, physical therapists, dentists and others, all of whom have a strong vested interest in the overall health and wellbeing of their patients, and each of whom has something meaningful to contribute when properly educated and trained. As word spreads among a broader array of professionals and their patients, we expect more people to come to know and understand the compelling advantages of The Vivos Method. We believe this will allow us to scale our business and grow our company, offering our OSA solutions to a large and growing number of patients.

Historically, we have offered independent dentists three separate clinical pathways or programs to become Vivos product providers: (i) Guided Growth and Development, (ii) Lifeline and (iii) C.A.R.E. Each program features specific proprietary and non-proprietary oral appliances, coupled with specific therapeutic protocols and adjunctive treatments, and each clinical pathway is intended to address the specific needs of a diverse patient population with different patient journeys.

Our Guided Growth and Development program features the Vivos Guide and PEx appliances along with CO2 laser treatments and other adjunctive therapies designed for treating palatal growth and expansion in pediatric patients as they grow. The mid-range priced Lifeline program features a selection of mandibular advancement devices (“MADs”) such as the Versa and Vida Sleep which are FDA 510(k) cleared for mild-to-moderate OSA in adults, along with the patented Vida appliance, which is FDA 510(k) cleared for the alleviation of Temporomandibular Joint Dysfunction (“TMD”) symptoms, bruxism, migraine headaches, and nasal dilation.

As of April 2026, as part of the continuing evolution in our business model, we are no longer offering the Guided Growth and Development course to unaffiliated independent dentists who are not employed by or contracted with a Vivos-supported DSO group. Lifeline and C.A.R.E. training programs will continue to be offered to unaffiliated independent dentists and all three programs will be offered to any or all existing dentists who became part of our historic Vivos Integrated Provider program (“VIP”) prior to April 2026, and also to all new or existing dentists who become employed by or contracted with any Vivos-supported DSO.

Our flagship C.A.R.E. program features our patented DNA, mRNA and mmRNA appliances, which are FDA 510(k) cleared for mild-to-severe OSA and snoring in adults. The Vivos Method may also include adjunctive myofunctional, chiropractic/physical therapy, and laser treatments that, when properly used with the C.A.R.E. appliances, constitute a powerful non-invasive and cost-effective means of reducing or eliminating OSA symptoms. In a small subset of a study, The Vivos Method was shown to reduce OSA symptoms in a statistically significant portion of patients. According to a retrospective analysis by a leading sleep doctor of real world data derived from users of our mRNA and DNA devices “all patients treated with mRNA showed an increase in transpalatal width while 97% of patients treated with DNA showed an increase. Apnea Hypopnea Index (AHI) scores improved or stayed the same in 91% of DNA patients in 88% of mRNA patients. AHI improved by at least one classification for 63% of DNA patients as compared to 61% of mRNA patients.”

The primary competitive advantage of The Vivos Method over other OSA therapies is that The Vivos Method’s typical course of treatment is limited in most cases to 9 to 12 months, and it is possible not to need lifetime intervention, unlike continuous positive airway pressure (“CPAP”) (the so-called “gold standard” for OSA treatment) and neuro-stimulation implants. Additionally, out of approximately 75,000 patients treated to date worldwide with our entire current suite of products, there have been very few reported instances of relapse.

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Although not our current focus due to a strategic pivot in our business model, we have also historically offered a suite of diagnostic and support products and services primarily to dentists as well as medical providers and distributors who service patients with OSA or related conditions. Such products and services include (i) VivoScore home sleep screenings and tests (powered by SleepImage® technology), (ii) Treatment Navigator (a concierge service to assist providers in educating and supporting patients as they navigate insurance coverage, diagnostic indications and treatment options), (iii) Billing Intelligence Services (which optimizes medical and dental reimbursement), (v) advanced training and continuing education courses at our Vivos Institute in Denver, Colorado, and (iv) MyoSync (formerly MyoCorrect), a service through which Vivos-trained providers can provide orofacial myofunctional therapy (“OMT”) to patients via a telemedicine and mobile application-based platform. Some of these services including home sleep screenings, treatment navigator services and MyoSync, are being provided to patients directly under our medical-provider focused sales, marketing and distribution model described below. With this shift in focus, we shifted our Medical Integration Division to pursue strategic alliances and acquisitions of sleep centers to provide better options using Vivos products for patients who have been diagnosed with OSA.

In this prospectus, we sometimes refer to medical doctors, dentists and other medical professionals (including our independent Vivos-trained dentists) who treat OSA as “providers”.

Legacy Business Model

Our historical business model was to teach, train, and support primarily dentists but also medical doctors and distributors in the use of our products and services. Dentists who use our products and services, referred to as Vivos Integrated Providers, enrolled in a variety of live or online training and educational programs offered through our Vivos Institute, an 18,000 sq. ft. facility located near the Denver International Airport. Even currently, VIP dentists are able to select and purchase the specific program or clinical pathway they would like to focus on, such as “Introduction to Sleep and Airway Medicine”, “Advanced Sleep and Airway Medicine/C.A.R.E.”, “Frenectomy and Tongue Tie”, “Myofunctional Therapy”, and many more. Such VIPs also have the option of purchasing practice support services and clinical support services. This approach differs from our historical business model, referred to as our “legacy model”, where dentists were charged an upfront fee and all training and support packages were included in that fee.

New Medical-Provider Focused Sales, Marketing and Distribution Model

Over the course of 2024 and 2025, we worked to pivot our business strategy and began to steadily decrease our prior dependence on enrolling and training VIP dentists to sell our products. This new business strategy is focused on (i) contractual alliances with and outright acquisitions of sleep specialty medical providers, sleep testing centers and other similar entities (such as we accomplished in 2025 through the acquisition of SCN, as described below), and (ii) through the use of a MSO/DSO support model where we provide administrative and comprehensive non-clinical services to professional entities that employ Vivos-trained and other specialty providers (such as we accomplished in the Detroit-area during 2025, as described below).

In June 2024, we entered into our first contractual alliance with Rebis Health, a sleep center operator in Colorado. Revenues from this arrangement did not develop as we had expected due to circumstances beyond our control and as of the date of this prospectus we have ended the contractual alliance with Rebis. Nevertheless, we have gained important experience and insights from our relationship with Rebis which we are using to improve our new business model.

In June 2025, our new business model was set in motion when we acquired all assets, including operating assets such as sleep testing, diagnostics, and treatment centers, of R.D. Prabhu-Lata K. Shete MDs, LTD., a Nevada professional corporation d/b/a The Sleep Center of Nevada (“SCN”). This acquisition was accompanied by the establishment of our initial MSO and marked a milestone in the pivot in our sales, marketing distribution model. Applying this new model, SCN will provide diagnosed sleep disorder patients with the opportunity to be candidates for our advanced, proprietary and FDA-cleared C.A.R.E oral medical devices, other oral appliances, and additional adjunctive therapies, as well as CPAP. Under customary agreements designed to comply with applicable corporate practice of medicine law, our operation of SCN allows us to manage and capture both diagnostic and consulting revenues through MSO service and support fees, representing new high margin revenue streams for us, as well as potential additional revenue from new product and service offerings from SCN. This model ensures the dentists and medical doctors retain the autonomy and independence to make the most appropriate treatment decisions for their patients. For further information on the integration of SCN’s practice into our business, please see the section below titled “SCN Integration Update.”

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We are also exploring and seeking to implement additional acquisitions of, or collaborations with, medical sleep and similar healthcare practices to expand our business model in an effort to grow our revenues. We refer to this new model herein alternatively as our new medical-provider focused sales, marketing and distribution model or our strategic alliance and/or acquisition model.

SCN Integration Update

Our operational planning for the integration of SCN began in April 2025, when we signed the definitive agreement to purchase the assets of SCN. We believe these two months of advance planning has benefited the process of integrating SCN into our business, as our operations team has been able to execute our plan on schedule and under budget with respect to two of SCN’s seven locations in the greater Las Vegas area. Also, because of this effort, we recognized a small amount of SCN revenue during our fiscal second quarter (for the period beginning with the June 10, 2025, as the closing date of the SCN Acquisition, through June 30, 2025). During 2025, we recognized SCN diagnostic revenue of $4.8 million and treatment revenue of $2.0 million. Our goal is to continue to increase this diagnostic and treatment revenue in upcoming quarters.

As we had anticipated during the initial stage of SCN integration, patient demand is exceeding our capacity to process and treat patients under our model which includes offering SCN patients Vivos treatment options. Our goal is to ramp up our systems and operations by strategically deploying additional personnel and resources to meet this demand. We currently expect that some of SCN’s locations, including the two already integrated, to be primary treatment hubs with larger patient capacities, with the remaining being referral centers (which could be relocated facilities) requiring less time and effort to integrate.

Our operational plan is driven by our deployment of our Sleep Optimization (“SO”) teams, each consisting of one nurse practitioner (or physician’s assistant) and two specially trained dentists, employed by a medical or dental professional corporation, six dental assistants, six administrative support personnel, and one treatment navigator. These SO teams can be dedicated to high demand locations or spread across multiple locations as circumstances dictate. We currently have approximately 1.5 SO teams deployed across two SCN locations and expect to have additional (partial or whole) SO teams deployed during 2026. We anticipate an initial ramp of up to 60 days for SO teams to become fully functional, and up to six months or longer before net revenue collections match revenue generating activity (such as OSA diagnostic services or OSA treatment case starts).

Based on the current volume of OSA patient demand, we believe the current addressable market served by SCN could support several additional SO teams, especially if certain planned growth initiatives and patient referrals meet expectations. Such initiatives include, but are not limited to, the expansion of diagnostic and treatment services, the establishment and rollout of a pediatric OSA program, and the collaboration with certain specialty medical groups who treat patients with comorbid OSA but who lack the ability to test, evaluate and treat such patients within their existing practice environments.

Based on our experience to date, we believe our limiting constraints for near-term revenue growth at SCN are (1) physical space to see an optimal number of patients; (2) provider and staff recruiting, training, and onboarding; and (3) customary issues with third party provider credentialing. At the end of 2025, our operations at the two SCN locations we have onboarded were fully booked for appointments through April 2026, and we were processing what we believe were less than 40% of patients attempting to get appointments for treatment. Our two greatest barriers to servicing more OSA patients at that time were a lack of Vivos-trained dentists and delays in obtaining full access to most major insurance carriers. As of the date of this prospectus, we believe we had made progress in both areas, although further work remains, and we do not believe we will be able to fully meet current demand until additional SO teams are fully deployed, further insurance participation access is granted, and additional facility space is made ready.

Our initial average case revenue and acceptance rate for Vivos treatment at SCN to date, based upon a limited period of operations at two of SCN’s seven locations, suggest that each SO team could potentially generate collections in excess of $500,000 per month, net of adjustments, with contribution margins above 50%. In addition to current Vivos diagnostic and treatment options, we expect to be able to offer SCN patients additional diagnostic and treatment services that could generate additional revenue. We continue to gather additional data that will allow us to refine our model and optimize operations, and results of operations, in future periods. See “Risk Factors” for a discussion of the risks associated with our new business model.

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Importantly, we expect to apply the lessons learned from our SCN integration activities to future sleep center or medical practice acquisitions or management collaborations we are currently exploring and hope to consummate in the future as described below. We expect to fund costs associated with our SCN integration activities with net proceeds from our June 2025 debt and equity financings, our January 2026 warrant inducement and March 2026 private placements, potential future financings and our At The Market (“ATM”) offering program, and ultimately revenue from operations.

Revised OSA Provider Management Model

In addition to growth through acquisitions of medical sleep providers like SCN, we are continuing to evolve our revised MSO/DSO management model for situations where the sleep center or medical practice owners are not interested in being purchased by us but are interested in making the full range of our OSA treatment options available to their patients. Our plan is to accomplish this type of collaboration through the creation and pro-rata funding of a new management services entity that is jointly owned by the sleep center owners and our company, but where our company retains an 80/20 supermajority controlling interest. The revised management model incorporates, among other things, our experience with Rebis as described above. Under the revised model, through the co-owned management company, we will have more operational control to help ensure that our business model is being properly implemented.

We believe this revised management model can provide financial upside for our company with limited capital expenditures, and with what we believe are manageable risks. At the same time, this revised management model creates the potential for economic upside for sleep center or medical practice collaborators who are currently not interested in an outright sale to our company. Moreover, we believe the overall quality of care and service to the OSA patients of our medical provider collaborators can improve by having more treatment options available. The revised management model, as in the previous model, is designed to be compliant with current state and federal healthcare, anti-kickback, and corporate practice of medicine and dentistry regulations.

We are also exploring and seeking to implement additional acquisitions of, or collaborations with, medical sleep and similar healthcare practices to expand our business model in an effort to grow our revenues. We refer to this new model herein alternatively as our new sales, marketing and distribution model or our strategic alliance and/or acquisition model.

On July 14, 2025, we entered into a management agreement, AIM – Detroit, under this revised approach with MISleep Solution LLC to provide our full suite of Vivos treatments and services to OSA patients at a joint location in Auburn Hills, Michigan, near Detroit. Consistent with our new model, our company owns a supermajority equity stake in the management services company, with the sleep doctors having minority ownership interests.

Based on our internal analysis and experience, we expect the economics of our Detroit SO team to be similar to the economics described above for our SO teams at SCN, except that net profit distributions from the management services entity will be paid out on a pro-rata basis (with our company receiving the supermajority share). As of this time, we have minimal operating history in the Detroit, Michigan market or with this new model. However, we believe that the overall benefit to our company of this model derives from the limited risks (as opposed to outright acquisitions) and generally low equipment and facility capital expenditures relative to the potential revenue opportunity. This model also obviates the need for us to finance the purchase and other costs associated with our acquisition model.

Additionally, as of mid-December 2025, we constructed and opened a new physical facility for sleep testing and treatment in Auburn Hills, Michigan. The Auburn Hills center is currently open and operational. We have hired one SO team in Auburn Hills and are currently in the process of onboarding and training that SO team.

We believe the advantages of our medical-provider focused strategic marketing and distribution model are compelling:

●	First, it provides direct access to far more OSA patients who are likely candidates for OSA treatment with The Vivos Method. As we roll out this new model going forward, potentially thousands of patients each month could be introduced to Vivos treatment options. In the absence of being informed about the benefits and advantages of treatment under The Vivos Method, the vast majority of these patients would likely elect CPAP devices, which approximately 50% or more of OSA patients eventually abandon. By providing patients with a full-spectrum of available FDA-cleared treatment modalities, Vivos patients can make better and more informed decisions about their care.

●	Second, when provided with complete information regarding their treatment options, including The Vivos Method, our experience has been that a strong majority of patients will choose Vivos appliance treatment. In our pilot testing, which we conducted at over 45 separate locations around the United States during 2023 and 2024, our Vivos-trained personnel consistently experienced over 70% of patients choosing some form of Vivos treatment. These figures were relatively consistent across diverse demographic and economic patient profiles and geographies.

●	Third, top line revenue and profit per OSA patient treated are expected to rise. Through the efficiencies of our MSO/DSO support services model, we expect to operate our treatment centers with contribution margins of up to 50% and possibly more. This significantly improves the economics to our company, when compared to our prior VIP dental distribution model.

In summary, under our new model, we expect to present Vivos treatments to more patients, refer a higher percentage of cases into Vivos treatment, and potentially generate more revenue and profit per case.

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Potential Provider Acquisition or Management Pipeline

We are currently in active discussions with a number of potential acquisition targets to follow our SCN acquisition and Detroit-area management agreement. Every prospect must meet a rigorous set of criteria and standards in order to be considered by our mergers and acquisitions team for acquisition or management. One such acquisition target is currently under an exclusive letter of intent with us. Our pipeline of additional potential acquisition and management opportunities with sleep centers and medical sleep specialists continues to expand. This is happening largely through word of mouth and very little expenditure in terms of marketing efforts to the more than 2,600 American Academy of Sleep Medicine accredited sleep testing centers nationwide. We believe this pipeline of potential acquisition and management activity, together with the experience gained from previous endeavors, will be a key driver of future accretive growth for us.

Background on OSA

OSA is a serious and chronic disease that negatively impacts a patient’s sleep, health, and quality of life. According to a 2019 article published in Chest Physician, it is estimated that OSA afflicts 54 million adults in the U.S. alone. In June 2024, Eli Lilly recently reported that over 80 million adults in the U.S. are estimated to suffer from OSA. Recent medical literature estimates the prevalence of OSA in the U.S. pediatric population at 20.4% or about 10 million children. According to a 2016 report by Frost & Sullivan, OSA has an annual societal cost of over $149.6 billion. According to the study “Global Prevalence of Obstructive Sleep Apnea (OSA)” conducted by an international panel of leading researchers, nearly 1 billion people worldwide have sleep apnea, and as many as 80% remain undiagnosed. Research has shown that when left untreated, OSA can increase the risk of comorbidities, such as high blood pressure, heart failure, stroke, diabetes, dementia, chronic pain and other debilitating, life-threatening diseases.

Unfortunately for OSA patients, the medical profession has not been able to provide them with solutions that are both effective and desirable. CPAP is the “gold standard” treatment for over 90% of OSA patients, but no one wants to wear those devices to bed every night for life, rendering long-term compliance rates low. Traditional oral appliances can be effective over limited time frames but often create other problems with TMJ dysfunction, open bites, infections, and more. As with CPAP, they too must be worn every night for life to be effective. More radical and invasive options such as neuro-stimulation devices, or maxillomandibular advancement surgery are likewise viewed more as treatments of last resort. When The Vivos Method is presented as a viable treatment option against the alternatives discussed above, we believe it will be the preferred choice of most patients by a factor of about 2 to 1.

We believe our proprietary products comprising the Vivos C.A.R.E. oral appliances represent the first non-surgical, minimally-invasive treatment option for patients diagnosed with mild to severe OSA that offers cost-effective treatment featuring (i) limited treatment times; with (ii) lasting or durable effects; and (iii) the prospect of seeing a complete reversal of symptoms. Combining treatment technologies that impact the upper airway by altering the size, shape, patency and position of corresponding hard and soft tissues, Vivos C.A.R.E. represents a completely new treatment modality in the treatment of dentofacial abnormalities that often lead to OSA and many other health conditions.

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Our Market Opportunity

The global sleep apnea devices market size is generally estimated at between $6.9 and $10.3 billion in 2025, and is projected to rise to between $11.6 billion and $18.30 billion by 2032, with a CAGR of 8.6% during the forecast period. According to an American Sleep Association study published in 2020, an estimated 50 million to 70 million people in the U.S. are suffering from some form of sleep disorders. In 2023, Eli Lilly analyses expanded that estimate to over 80 million. Moreover, according to Canadian Respiratory Journal in 2014, around 5.4 million adults in Canada were diagnosed with sleep apnea or were at higher risk of developing OSA. According to a study conducted by ResMed in 2018, around 175 million people in Europe were suffering from sleep apnea. We therefore believe that effective diagnostic and treatment strategies are needed to minimize the negative health impacts of OSA and to maximize cost-effectiveness.

Based on our direct experience with our Vivos-trained providers performing nearly 60,000 VivoScore home sleep testes administered during 2025, we strongly believe the published estimates from available public information, which range from 12% to 20% of the population, seriously underestimate the extent of the condition and scope of the problem in the United States and Canada. Our VivoScore testing routinely results in approximately 50% of patients testing positive OSA, a number consistent with a recent study published in the Journal of the American Heart Association on a sample consisting of approximately 2,000 middle-aged to older adults from the Multi-Ethnic Study of Atherosclerosis (MESA), where 44% had moderate to severe OSA and 75% had mild, moderate or severe OSA from the study “Sleep Irregularity and Subclinical Markers of Cardiovascular Disease: The Multi-Ethnic Study of Atherosclerosis”. We therefore believe our prior estimate that approximately 15% of the adult population in the United States and Canada suffers from OSA to be extremely conservative. Based on the estimated total adult population of 284 million in the United States and Canada, we believe the total addressable United States and Canadian market could be as high as 80 million adults. To be conservative and based on available data and our internal market analysis, we estimate that over 80% of individuals diagnosed with OSA in the North American addressable market may be candidates for The Vivos Method, leaving us with a total addressable consumer market of approximately 64 million adults.

There are an estimated 3.5 million sleep tests conducted in the United States each year. An estimated 75% to 90% of those patients test positive for some sort of sleep disorder, of which obstructive sleep apnea is the most predominant. Our Vivos supported dentists and providers in Las Vegas generate approximately $5,000 on average per clinical case with an estimated 50% of patients accepting some form of Vivos product or service. Using our treatment data to extrapolate with an assumption that 75% of 3.5 million patients are positive for OSA, we believe there are 2.6 million new OSA patients that remain to be diagnosed. Approximately half of all OSA patients are classed as moderate to severe, as such we believe a conservative number of 1.3 million new patients to be diagnosed and treated from OSA each year. As we pivot to our medical-provider focused alliance marketing and distribution model, we see our average sales price to patients to increasing to approximately $ 5,000. This would give us an estimated total addressable annual U.S. market (TAM) of $6.5 billion just from new adult patients with OSA. The estimated 10 million American children with OSA could add another estimated $4 billion to the TAM.

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Our Revenue Model

Our revenue is currently derived from the following primary sources:

●	Diagnostic and Treatment Revenue from SCN and MSOs/DSOs. Under our new model, we generate revenue through (i) sleep testing services and (ii) via our SAMC facilities, patient customized OSA treatments (which can include, but are not limited to, treatment with The Vivos Method). Our ability to generate these revenue may be impacted by the extent to which reimbursement of OSA testing and treatment offered by our supported providers is available. All of these revenue sources have been designed to comply with applicable federal and state laws and regulations regarding the corporate practice of medicine.

●	Recurring Vivos appliance sales. Under the legacy VIP model, once we trained the VIP on how dentists can help treat OSA, the goal is to have them initiate “new case starts” with patients, which leads to sales of our appliances and tooth positioners. Under our medical-provider focused alliance marketing and distribution model, we are seeking to drive appliance sales through our distribution arrangements with sleep clinics, where the appliance is delivered by our alliance partner.

●	SleepImage HST revenue. We modified our agreement with MyCardio LLC relating to our SleepImage HST for sleep apnea, which generates revenue from our leasing of SleepImage HST ring recorders to our VIPs as part of the VivoScore Program.

●	The Vivos Institute. Our TVI provides product-specific training for the use of our products and services. Revenue from such courses is not material at the present time, but our expectation is that increased training awareness of OSA and the promotion of our products and services will be enhanced by our TVI. In our new business model, we have not utilized our TVI space to its full extent as we expected. As such, we are currently sub-leasing the facility third parties for corporate and community events until our lease expires in 2027.

●	The Airway Intelligence Service (AIS). This service provides a complete resource for VIPs to help simplify the diagnostic and appliance design matrix and expedite the treatment planning process. AIS is provided as part of the price of each appliance and is not a separate revenue stream.

●	Billing Intelligence Services (BIS). This complete third-party billing solution includes a comprehensive integrated revenue cycle management software system that allows dentists to focus on running their practice and delivering the best care for their patients. This medical billing service generates recurring subscription fees from participating VIPs and independent dentists in the United States.

●	AireO2 Patient Management Software. This management software enables healthcare professionals to diagnose, treat and monitor patients with OSA and its related conditions more effectively. Developed in collaboration with Lyon Dental, AireO2 contains features that enhance a VIP’s billing services and practice management systems. AireO2 is a complement to our BIS software system. We have discontinued deploying this software in our owned and managed sleep centers.

●	M&A Group (formerly our Medical Integration Division). In late 2020, we launched our formerly named Medical Integration Division (or MID) to assist VIP practices to establish clinical collaboration ties to local primary care physicians, sleep specialists, ear, nose a throat doctors (ENTs), cardiologists, pediatricians, pulmonologists and other healthcare providers who routinely see or treat patients with sleep and breathing disorders. Historically, the primary objective of our MID was to promote The Vivos Method to medical providers and thus facilitate the potential for additional mild to severe OSA patients gaining access to The Vivos Method while offering continuum of care. With the change in business model to focus on medical-provider marketing and distribution of Vivos products through sleep centers, the MID has been renamed the M&A Group and their mission and focus has shifted to identifying and closing strategic alliances and / or acquisitions of sleep clinics and Vivos.

●	MyoSync (formerly MyoCorrect) (Orofacial Myofunctional Therapy) Program. In March 2021, we introduced orofacial myofunctional therapy (or OMT) as a service that is part of The Vivos Method, under the name MyoCorrect. Through MyoCorrect, dentists enrolled in the VIP program and sleep clinics aligned with Vivos will have access to trained therapists who provide OMT via telemedicine technology. Our C.A.R.E. appliances are cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

Our Competitive Strengths

We believe that our medical-provider focused strategic business model has numerous advantages over our legacy dentist-focused model that, taken together, set us apart from the competition and position us for success in the marketplace:

●	New Medical Provider-Focused Sales, Marketing and Distribution Business Model. Our new business model has the combination of Vivos’ advanced proprietary diagnostic and evidence-based treatment technology, delivered by closely aligned medical and other healthcare professionals using our state-of-the-art customized practice management and proprietary billing software and working together in a single, compliant dental service organization (DSO) and medical service organization (MSO) practice model to treat a large and growing volumes of new and existing OSA patients who seek to avoid or get off their CPAP machines. We also have an experienced group of specially trained Treatment Navigators to help educate patients. Our management team has extensive experience acquiring and operating professional practices and the proven ability to recruit, train, and manage medical and dental professionals. Finally, with our new marketing and distribution model, our unique business model can appeal and adapt to the unique needs and demands of sleep testing clinics as well as patients seeking viable non-surgical solution to their chronic mild, moderate and severe OSA.

●	Superior Economics of New Marketing and Distribution Business Model. Our medical-provider focused strategic alliance and acquisition business model allows us to expand and grow our revenues through acquisitions of, or collaborations with, medical sleep and similar healthcare practices. The vertically integrated nature of our business model minimizes costs of products as well as the unit costs associated with delivering clinical diagnostic and therapeutic care. Moreover, the co-locating of various medical, dental and other healthcare professionals keeps efficiencies high and fixed costs low. At the same time, the model allows for the full realization of revenue potential from both diagnostic and therapeutic services. We believe gross revenues per case could exceed $5,000 once all products and services are included, with high net margins.

●	Significant Barriers to Entry. We believe that third parties seeking to compete directly with us have significant barriers to entry for the following reasons: competitors must offer a treatment modality with similar features, capabilities, research support, FDA regulatory clearances, and successful clinical outcomes in the market; then develop the systems and best practices required to successfully integrate diagnosis and treatment into a single-site, high-volume medical / dental practice offering substantially all options for OSA diagnosis and treatment; and finally, provide sleep testing and treatment centers with an attractive and mutually beneficial model that meets the needs of their business as well as their patients. We believe we have strategically and effectively addressed each and every one of the aforementioned barriers to entry and thus have created a novel and compelling single-source value proposition for dentists and sleep specialists seeking to deliver a full range of OSA treatment options to their patients.

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●	Vivos Method Insurance Reimbursement. Most major commercial insurance (and also Medicare for our mmRNA and Vida Sleep appliance, which we received clearance during 2021), reimburse for our adult treatment in the United States. The average level of commercial payer reimbursement is approximately 50% (with coverage ranging from 5% to 70%), although medical insurance is never a guarantee of payment, and patient deductibles and policy restrictions will vary. Medicare reimbursement for our mmRNA and Vida Sleep appliance will vary by the Centers for Medicare and Medicaid Services (CMS) jurisdiction in the U.S.

●	Body of Published Research and Strong Patient Outcomes. Together with our network of trained dentists, we have developed a body of clinical and patient data, and benefits of The Vivos Method for its registered and 510(k) cleared use, spanning over approximately ten years from nearly 75,000 patients treated with our proprietary and non-proprietary clinical treatments that demonstrates the safety, effectiveness, therapy adherence (patient compliance). The documented and reported benefits of treatment with The Vivos Method have been consistent across reports from independent dentists and have been highlighted in over 60 published studies, case reports, and articles, many of which have been peer reviewed. We believe this favorable data provides us with a significant competitive advantage and will continue to support increased adoption of the Vivos Method.

●	First Mover Advantage. Our business model is the first to focus on sleep centers screening patients for mild to severe OSA with the dentists serving as the primary source of treatment using The Vivos Method for such patients. We believe we are also the first to bring forth a go-to-market strategy that incorporates collaborating with durable medical equipment companies, medical professionals and other non-traditional healthcare providers such as chiropractors and physical therapists to expand access by patients to our products and services.

●	Novel and Differentiated Products. To our knowledge, we believe only The Vivos Method offers a truly differentiated, non-invasive treatment option that actually works on a common root cause of OSA in both adults and children. We also believe that older oral appliances are typically less expensive, but do not reshape the upper airway like our C.A.R.E. appliances and therefore require nightly use over a lifetime and have a number of other disadvantages.

●	Intellectual Property Portfolio and Research and Development Capabilities. We have a comprehensive patent portfolio to protect our intellectual property and technology, three design patents that expire between 2028 and 2029 and two utility patents expiring in 2029 and 2030. We own two Canadian patents and one European patent that has been validated in Belgium, Switzerland, Germany, Denmark, Spain, France, United Kingdom, Hungary, Italy and the Netherlands, all of which expire in 2029. Our U.S. trademark portfolio consists of 14 registered marks and one pending published application. Extensive online and in-person training, multiple touch point support systems, specific fabrication materials, customized appliance designs, and multi-disciplinary treatment modalities are all considered proprietary trade secrets and competitive advantages with no known counterparts. However, management believes that its core intellectual property goes far beyond its patent estate and is deeply embedded in the multi-disciplinary clinical diagnostic and therapeutic protocols. We believe the myriads of highly nuanced complexities and diversity with which OSA patients present effectively renders the key aspects of our technology virtually impossible to replicate or reverse engineering. For example, we know of several unsuccessful attempts to replicate our products and offer them to untrained providers at minimal cost. In every instance of which we are aware, the clinical outcomes were unsatisfactory or failed completely. The secrets of what we do are woven into how we do it, the order in which we apply certain adjunctive therapies, and also the use of uniquely designed customized oral appliances. If any one or more of those elements is missing or misapplied, results will be less than acceptable to patients.

●	Targeted Approach to Market Development. We have established a systematic and scalable approach to actively and consistently engage with U.S. sleep centers as well as U.S. and Canadian dentists.

Corporate Information

Our principal executive offices are located at 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120, and our telephone number is (866) 908-4867, and our internet website address is https://www.vivos.com. The information on our website is not a part of, or incorporated in, this prospectus.

Available Information

We maintain a website at www.vivos.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our Common Stock.

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THE OFFERING

Common Stock to be offered:	3,964,712 shares of Common Stock, consisting of (i) 1,982,356 shares of Common Stock issuable upon the exercise of the Series A Warrant and (ii) 1,982,356 shares of Common Stock issuable upon the exercise of the Series B Warrant.

Terms of the Offering:	The selling stockholder will determine when and how to sell the Selling Stockholder Shares offered in this prospectus, as described in “Plan of Distribution.”

Use of Proceeds:	We will not receive any proceeds from the sale of Selling Stockholder Shares in this offering. However, we may receive proceeds from the exercise of the Warrants by the selling stockholder to the extent they are exercised for cash. In the event we receive proceeds from the cash exercise of the Warrants, we intend to use the aggregate net proceeds from such exercise for general corporate purposes, including working capital. See the sections titled “Use of Proceeds” and “Selling Stockholder” for additional information.

Listing and Symbol:	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “VVOS”.

Risk Factors:	Investing in our securities is speculative and involves substantial risks. You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase our securities.

Shares of our Common Stock that may be offered under this prospectus will be fully paid and non-assessable. Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling stockholder for offer and resale, we are referring to the shares of Common Stock issuable upon the exercise of both the Series A Warrant and the Series B Warrant issued in our January 20, 2026 warrant inducement private placement.

When we refer to the selling stockholder in this prospectus, we are referring to the selling stockholder identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

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RISK FACTORS

Investing in our securities is speculative and involves a high degree of risk. Before making a decision to invest in our securities, in addition to carefully considering the Risk Factors noted below and the other information contained in this prospectus and incorporated by reference herein, you should carefully consider the risks described under the caption “Risk Factors” contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2025 and in our other filings with the Securities and Exchange Commission, as well as any amendments thereto, which are incorporated by reference into this prospectus in their entirety. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Risks Related to This Offering

We have issued a large number of shares of Common Stock and warrants to purchase Common Stock in connection with financing activities. Substantial future sales of such shares of our Common Stock could cause the market price of our Common Stock to decline or have other adverse effects on our Company.

Since the January 2023 Private Placement, we have issued a large number of shares of Common Stock and warrants to purchase shares of Common Stock in connection with financing activities. Most of those shares have been registered for resale pursuant to registration statement filed by us with the SEC, including the shares of Common Stock underlying warrants and certain of those shares of Common Stock may currently be sold by holders, pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”). When these shares of Common Stock are sold by the holders, either pursuant to an applicable registration statement or pursuant to Rule 144, thereafter will become freely tradable. Sales of a substantial number of these shares in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock or cause such market price to decline significantly. Such sales or the perception that such sales might occur could also impair our ability to raise capital through the sale of additional equity securities. We are unable to predict with any certainty the effect that such sales, or the perception that such sales may occur, or may have on the prevailing market price of our shares of Common Stock or other adverse impacts that this situation could have on our company.

We may not receive any proceeds from the exercise of Warrants, and if we do we may be unable to invest the portion of the net proceeds from this offering on acceptable terms.

We will receive up to an aggregate of approximately $8,286,248 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. However, we will only receive proceeds to the extent holders of Warrants elect to exercise and the Warrants and the Warrants are not exercised on a cashless basis, to the extent the right to exercise on a cashless basis exists. We can provide no assurances as to the amount of proceeds we will receive from the exercise of Warrants or whether we will receive any proceeds. We will have broad discretion in the use of any net proceeds received from the exercise of Warrants. Delays in investing the net proceeds from exercise of the Warrants may impair our performance. We cannot assure you that we will be able to identify uses of the net proceeds that meet our investment objectives or that any investment that we make will produce a positive return. We may be unable to invest the net proceeds from exercise of the Warrants on acceptable terms within the time period that we anticipate or at all, which could harm our financial condition and operating results. Moreover, we will have significant flexibility in investing the net proceeds from exercise of the Warrants and may use the net proceeds in ways with which investors may not agree.

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You may experience future dilution as a result of future equity offerings and other issuances of our Common Stock or other securities.

In order to raise additional capital, we will most likely in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share in this offering. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the investor in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the price per share in this offering. You may also incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of Common Stock under our stock incentive programs. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

The market price of our Common Stock has been and may continue to be highly volatile, and you could lose all or part of your investment.

The market price of our Common Stock has been, and is likely in the future to be, volatile (which we define the frequency and magnitude of movements in the market price for our Common Stock). As we believe is typical for smaller public companies, particularly those who operate in our industry, our Common Stock prices have been volatile around the times we announce significant news to the marketplace or when we conduct financings. For example, in late November 2023, we announced that our CARE appliances were cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed. This announcement was followed by an over 800% increase in the price of our Common Stock with over 46 million shares of Common Stock traded on November 29, 2023. On September 18, 2024, we announced the receipt of an additional FDA 510(k) clearance to treat moderate to severe OSA and snoring in children ages 6-17 using Vivos’ proprietary flagship oral medical device. After the announcement, the price of Vivos’ Common Stock increased 47% with over 74 million shares traded. Similarly, on July 1, 2025, after we announced that our VidaSleep™ oral appliance, featuring Vivos’ patented and FDA cleared Unilateral Bite Block technology, has been approved by CMS’ Pricing, Data Analysis and Coding (PDAC) for the treatment of mild to moderate OSA and snoring in adults, the price of our Common Stock increased 22% with over 28 million shares traded. There is a significant risk that this level of upward market volatility will not be sustained, and downward volatility in our public stock price could lead to investment losses by our stockholders. It is important to note that market volatility is not something over which we have direct control.

Moreover, volatility may prevent you from being able to sell your securities at or above the price you paid for your securities. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;
●	actual or anticipated fluctuations in our quarterly or annual operating results;
●	changes in our financial or operational estimates or projections;
●	our ability to implement our operational plans;
●	restrictions on the ability of our stockholders to sell shares in the future;
●	changes in the economic performance or market valuations of companies similar to ours; and
●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of publicly-traded medical technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance, and downward volatility in our public stock price could lead to investment losses by our stockholders.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the Selling Stockholder Shares by the selling stockholder. However, we may receive proceeds from the exercise of the Warrants by the selling stockholder to the extent they are exercised for cash. We estimate that the maximum proceeds that we may receive from the exercise of the Warrants, assuming the Warrants are exercised for cash, will be approximately $8,286,248. We do not know, however, whether the Warrants will be exercised or, if the Warrants are exercised, when they will be exercised. It is possible that the Warrants will expire and never be exercised. There are also circumstances under which the Warrants may be exercised on a cashless basis. In these circumstances, even if the Warrants are exercised, we may not receive any proceeds, or the proceeds that we do receive may be significantly less than what we might expect.

We will retain broad discretion over the use of the net proceeds to us from the exercise of the Warrants. Unless otherwise provided in the applicable prospectus supplement, we currently expect to use the aggregate net proceeds from the exercise of the Warrants for general corporate purposes, including working capital. The expected use of net proceeds from the exercise of the Warrants represent our current intentions based on our present plans and business conditions. We cannot specify with certainty all of the particular uses for the net proceeds to be received from the exercise of the Warrants. Pending these uses, we plan to invest the net proceeds of any exercise of the Warrants in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. The actual allocation of proceeds realized from the exercises of the Warrant will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements.

The selling stockholder will pay any expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of their Selling Stockholder Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Selling Stockholder Shares covered by this prospectus, including, without limitation, all registration fees and fees and expenses of our counsel and our accountants.

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DESCRIPTION OF OUR SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the Warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of our Certificate of Incorporation, the Bylaws and the Warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Common Stock

Our certificate of incorporation authorizes the issuance of 200,000,000 shares of Common Stock. As of April 26, 2026, there are 13,614,329 shares of Common Stock issued and outstanding, which are held by approximately 8,150 record holders of record of our Common Stock. This number of record holders does not include stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder. The holders of shares of Common Stock shall not have cumulative voting rights. The Common Stock does not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of our Common Stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Subject to the rights of holders of any class of stock having preference over our Common Stock, holders of our Common Stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Our Common Stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Common Stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 50,000,000 shares of preferred stock, $0.0001 per share (“Preferred Stock”). As of the date of this prospectus, there are no shares of Preferred Stock issued or outstanding Our board of directors may, by resolution, authorize the issuance of shares of Preferred Stock from time to time in one or more series. We may reissue shares of Preferred Stock that are redeemed, purchased, or otherwise acquired by us unless otherwise provided by law. Our board of directors is authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or otherwise rights if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes if any, per share, as well as the number of members, if any, of the board of directors or the percentage of members, if any, of the board of directors each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including, sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then issued.

Warrants Associated with the January 2023 SPA

On January 9, 2023, we closed a private placement with an institutional investor pursuant to which we agreed sell up to an aggregate of $8,000,000 of our securities in a private placement consisting of 80,000 shares of our Common Stock, a pre-funded warrant to purchase up to an aggregate of 186,667 (the “January 2023 PFW”) shares of our Common Stock and a common stock purchase warrant to purchase up to an aggregate of 266,667 shares of our Common Stock (the “January 2023 Warrant”).

The January 2023 PFW entitled the holder for a period until the entirety of the pre-funded warrant was exercised, to purchase up to 186,667 shares of our Common Stock at an exercise price of $0.0001 per share. The January 2023 Warrant entitles the holder, for a period of five years and 6 months, to purchase one share of Common Stock at an initial exercise price of $30.00 per share. The January 2023 PFW was exercisable and the January 2023 continues to be exercisable on a “cashless” basis if the shares of Common Stock underlying such warrants are not registered for resale pursuant to an effective registration statement.

The January 2023 PFW contained and the January 2023 Warrant contains customary (i) stock-based anti-dilution protection provisions, (ii) a 4.99% beneficial ownership limitation that may be waived at the option of the holder upon 61 days’ notice to us and (iii) Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the warrants).

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The January 2023 Warrant which remains outstanding was amended in connection with our November 2023 private placement discussed below to reduce the exercise price of the January 2023 Warrant to $3.83 per share and extend the expiration date of such warrant to November 2, 2028. The amendment also restates in its entirety the definition of “Black Scholes Value” contained in the January 2023 Warrant with the intention of eliminating an embedded derivative liability associated with such warrant.

As of the date of this prospectus, the January 2023 PFW was exercised in full and the January 2023 Warrant was exercised, in full, in connection with the January 2026 Inducement Transaction described below.

Warrants Associated with the November 2023 Private Placement

On November 2, 2023, we closed a private placement with an institutional investor pursuant to which we sold an aggregate of approximately $4,000,000 of our securities in a private placement consisting of (i) 130,000 shares of our Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of our Common Stock (the “November 2023 PFW”), (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of our Common Stock with an exercise price of $3.83 per share (the “November 2023 Series A Warrant”) and (iii) an 18-month Series B Common Stock Purchase Warrant to purchase up to 980,393 shares of our Common Stock with an exercise price of $3.83 per share (the “November 2023 Series B Warrant”).

The November 2023 PFW entitled the holder, for a period until the entirety of the pre-funded warrant is exercised, to purchase up to 850,393 shares of our Common Stock at an exercise price of $0.0001 per share. The November 2023 PFW, the November 2023 Series A Warrant and the November 2023 Series B Warrant were all exercisable on a “cashless” basis if the shares of Common Stock underlying such warrants are not registered for resale pursuant to an effective registration statement.

The November 2023 PFW, the November 2023 Series A Warrant and the November 2023 Series B Warrant contained customary (i) stock-based anti-dilution protection provisions, (ii) a 4.99% beneficial ownership limitation that may be waived at the option of the holder upon 61 days’ notice to us and (iii) Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the warrants).

As of the date of this prospectus, the November 2023 PFW has been exercised in full and the November 2023 Series A Warrant was exercised, in full, in connection with the January 2026 Inducement Transaction described below. The November 2023 Series B Warrant was amended and exercised in full in connection with our February 2024 inducement transaction discussed below.

Warrants Associated with the February 2024 Private Placement

On February 14, 2024, we entered into a warrant inducement letter agreement (the “February 2024 Inducement Agreement”) with an institutional investor pursuant to which the investor agreed to exercise for cash the entirety of the November 2023 Series B Warrant at an exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to the Company of approximately $4.0 million. The February 2024 Inducement Transaction closed on February 20, 2024.

Pursuant to the February 2024 Inducement Agreement, in consideration for the immediate exercise of the November 2023 Series B Warrant in full, the Company agreed to issue to the investor, in a new private placement transaction (the “February 2024 Inducement Transaction”): (i) a 5-year, Series B-1 Common Stock Purchase Warrant to purchase 735,296 shares of our Common Stock at an exercise price of $5.05 per share (the “February 2024 B-1 Warrant”), and (ii) an 18-month, Series B-2 Common Stock Purchase Warrant to purchase 735,296 shares of our Common Stock at an exercise price of $5.05 per share (the “February 2024 B-2 Warrant”, and collectively, the “February 2024 Inducement Warrants” and such aggregate 1,470,592 shares of Common Stock underlying the Inducement Warrants, the “February 2024 Inducement Warrant Shares”). The February 2024 Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the November 2023 Series B Warrant.

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The February 2024 Inducement Warrants contain (i) customary stock-based anti-dilution protection, (ii) a cashless exercise provision in the event the February 2024 Inducement Warrant Shares are not registered for resale at the time of exercise, (iii) beneficial ownership limitations that may be waived at the option of such holder upon 61 days’ notice to the Company, (iv) a put right granting the investor the right to require the Company or its successor to redeem the February 2024 Inducement Warrants in cash for their Black-Scholes value in the event of a Fundamental Transaction (as defined in the February 2024 Inducement Warrants) and (v) other customary provisions for warrants of this type.

As of the date of this prospectus, the February 2024 B-2 Warrant expired and the February 2024 B-1 Warrant was exercised, in full, in connection with the January 2026 Inducement Transaction described below.

Warrants Associated with the January 2026 Private Placement

On January 15, 2026, we entered into a warrant inducement letter agreement with an investor, the selling stockholder named herein (the “January 2026 Inducement Agreement”) pursuant to which the investor agreed to exercise for cash the entirety of the January 2023 Warrant, the November 2023 Series A Warrant and the February 2024 B-1 Warrant at a reduced exercise price of $2.34 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to the Company of approximately $4.6 million. The January 2026 Inducement Transaction closed on January 7, 2026.

Pursuant to the January 2026 Inducement Agreement, in consideration for the immediate exercise of the January 2023 Warrant, the November 2023 Series A Warrant and the February 2024 B-1 Warrant in full for cash, the Company agreed to issue to the investor, in a private placement transaction: (i) a five-year, Series A Common Stock Purchase Warrant to purchase up to 1,982,356 shares of Common Stock at an exercise price of $2.09 per share, and (ii) a 24-month, Series B Common Stock Purchase Warrant to purchase up to 1,982,356 shares of Common Stock at an exercise price of $2.09 per share (such aggregate 3,964,712 shares of Common Stock underlying the Warrants, the “Warrant Shares”). The Warrants are identical to each other, other than their dates of expiration and the absence of a “Black-Scholes put right” in the Series B Warrant.

The Warrant Shares issuable upon exercise of the Warrants are being registered under this registration statement to which this prospectus forms a part.

Warrants Associated with the June 2024 Private Placement

On June 10, 2024, we entered into a securities purchase agreement (the “June 2024 SPA”) with V-CO Investors LLC, a Wyoming limited liability company (“V-CO”). V-CO is an affiliate of New Seneca Partners (“Seneca”), a leading independent private equity firm.

Pursuant to the June 2024 SPA, we sold to V-CO in a private placement offering: (i) 169,498 shares of our Common Stock, (ii) a pre-funded warrant (which we refer to herein as the June 2024 Pre-Funded Warrant) to purchase 3,050,768 shares of Common Stock (which we refer to herein as the June 2024 Pre-Funded Warrant Shares), and (iii) a Common Stock Purchase Warrant (which we refer to as the June 2024 Warrant) to purchase up to 3,220,266 shares of Common Stock (which we refer to herein as the June 2024 Warrant Shares). V-CO paid a purchase price of $2.329 for each share and June 2024 Pre-Funded Warrant Share and associated June 2024 Warrant, with such price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market LLC. The private placement closed on June 10, 2024. We received gross proceeds of $7,500,000 from the private placement. No placement agent was used in connection with the private placement.

The June 2024 Warrant has a five-year term, an exercise price of $2.204 per share and became exercisable immediately as of the date of issuance. The June 2024 Pre-Funded Warrant has a term ending on the complete exercise of the June 2024 Pre-Funded Warrant, an exercise price of $0.0001 per share and became exercisable immediately as of the date of issuance. The June 2024 Warrant and the June 2024 Pre-Funded Warrants also contain customary stock-based (but not price-based) anti-dilution protection as well as beneficial ownership limitations that may be waived at the option of the holder upon 61 days’ notice to us.

As of the date of this prospectus, the June 2024 Pre-Funded Warrant is still outstanding with respect to 2,705,768 June 2024 Pre-Funded Warrant Shares which may be exercised thereunder. The shares of Common Stock issuable upon exercise of the June 2024 Pre-Funded Warrant and the June 2024 Warrant were registered for resale in the Registration Statement on Form S-3 (File No. 333-281090) and such registration statement was declared effective by the SEC on August 7, 2024.

Warrants Associated with the December 2024 Private Placement

On December 22, 2024, the Company entered into a securities purchase agreement (the “December 2024 SPA”) with certain institutional investors (who are the selling stockholders named herein) in connection with a registered direct offering, priced at-the-market under Nasdaq Stock Market rules, to purchase 709,220 shares of Common Stock and, in a concurrent private placement (collectively, with the registered direct offering, the “December 2024 Offering”), warrants (the “December 2024 Warrants”) to purchase up to 709,220 shares of Common Stock (the shares of Common Stock issuable upon exercise of the December 2024 Warrants, the “December 2024 Warrant Shares”). The combined purchase price per share and each of the December 2024 Warrants is $4.935. The December 2024 Warrants were immediately exercisable upon issuance, and expire two years following the issuance date and have an exercise price of $4.81 per share. As of the date of this prospectus, 529,220 shares of Common Stock remain exercisable thereunder.

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Warrants Associated with the June 2025 Private Placement

On June 9, 2025, we entered into a Securities Purchase Agreement (the “June 2025 SPA”) with V-Co 2 Investors LLC (“V-Co 2”). V-Co 2 is an affiliate of Seneca. Pursuant to the June 2025 PIPE SPA, the Company sold to V-Co 2 in a private placement offering (the “June 2025 Offering”): (i) 828,000 shares (the “June 2025 Shares”) of Common Stock, (ii) a pre-funded warrant to purchase 725,258 shares of Common Stock (the “June 2025 Pre-Funded Warrant”, with the shares of Common Stock underlying the Pre-Funded Warrant being referred to as the “June 2025 PFW Shares”), and (iii) a Common Stock Purchase Warrant to purchase up to 2,329,886 shares of Common Stock (the “June 2025 Common Stock Purchase Warrant, and together with the Pre-Funded Warrant, the “June 2025 Warrants”, and with the shares of Common Stock underlying the Common Stock Purchase Warrant being referred to as the “June 2025 Warrant Shares”).

The June 2025 Common Stock Purchase Warrant has a term ending on or before June 9, 2029, an exercise price of $2.23 per share and became exercisable immediately as of the date of issuance. The June 2025 Pre-Funded Warrant has a term ending on the complete exercise of the June 2025 Pre-Funded Warrant, an exercise price of $0.0001 per share and became exercisable immediately as of the date of issuance. The June 2025 Warrants also contain customary stock-based (but not price-based) anti-dilution protection as well as beneficial ownership limitations preventing Seneca or its affiliates from exercising the June 2025 Warrants if such exercise would result in Seneca or its affiliates from owning in excess of 19.99% of the then outstanding Common Stock.

Warrants Associated with the March 2026 Private Placement

On March 31, 2026, we entered into a Securities Purchase Agreement (the “March 2026 PIPE SPA”) with V-Co 3 Investors LLC (“V-Co 3”). V-Co 3 is an affiliate of Seneca.

Pursuant to the March 2026 PIPE SPA, we sold to V-Co 3 in a private placement offering (the “March 2026 PIPE Offering”): (i) 1,353,625 shares (the “March 2026 PIPE Shares”) of Common Stock, (ii) a pre-funded warrant to purchase 429,957 shares of Common Stock (the “March 2026 Pre-Funded Warrant”, with the shares of Common Stock underlying the Pre-Funded Warrant being referred to as the “March 2026 PFW Shares”), (iii) a Series A Common Stock Purchase Warrant (the “March 2026 Series A Warrant”) to purchase up to 1,783,582 shares of Common Stock and (iv) a Series B Common Stock Purchase Warrant to purchase up to 1,783,582 shares of Common Stock (the “March 2026 Series B Warrant”, and together with the Series A Warrant, the “March 2026 Common Stock Purchase Warrants”, and together with the Pre-Funded Warrant, the “March 2026 Warrants”, and with the shares of Common Stock underlying the Common Stock Purchase Warrants being referred to as the “March 2026 Warrant Shares”).

Both March 2026 Common Stock Purchase Warrants have an exercise price of $1.09 per share and became exercisable immediately as of the date of issuance. The March 2026 Common Stock Purchase Warrants are identical to each other, other than their dates of expiration (the March 2026 Series A Warrant has a term of two years and the March 2026 Series B Warrant has a term of five years). The March 2026 Pre-Funded Warrant has a term ending on the complete exercise of the March 2026 Pre-Funded Warrant, an exercise price of $0.0001 per share and became exercisable immediately as of the date of issuance. The March 2026 Warrants also contain customary stock-based (but not price-based) anti-dilution protection as well as beneficial ownership limitations preventing Seneca or its affiliates from exercising March 2026 Warrants if such exercise would result in Seneca or its affiliates from owning in excess of 19.99% of the then outstanding Common Stock.

Representative’s Warrant Issued in Connection with Follow-On Public Offering

In connection with our follow-on public offering, we issued warrants to the underwriter and its designees that provide for the purchase of 11,040 shares of Common Stock at an exercise price of $187.50 per share. The warrants are exercisable beginning on November 2, 2021, and expire on May 6, 2026.

Placement Agent Warrants Issued in Connection with the September 2024 Offering

In connection with our registered direct offering that closed on September 18, 2024 (the “September 2024 Offering”), we issued to H.C. Wainwright & Co., LLC (“HCW”), who acted as the placement agent for the September 2024 Offering, or its designees warrants (the “September 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the September 2024 Offering) at an exercise price of $3.9375 per share of Common Stock, exercisable beginning upon issuance until five years following the issuance date.

Placement Agent Warrants Issued in Connection with the December 2024 Offering

In connection with our December 2024 SPA as described above, we issued to HCW, who acted as the placement agent for the December 2024 SPA, or its designees warrants (the “December 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the December 2024 SPA) at an exercise price of $6.1688 per share of Common Stock, exercisable beginning upon issuance until two years following the issuance date.

Placement Agent Warrants Issued in Connection with the January 2026 Private Placement

In connection with our January 2026 Inducement Agreement as described above, we issued to HCW, who acted as the placement agent for the January 2026 Inducement Agreement, or its designees warrants (the “January 2026 PA Warrants”) to purchase up to 138,765 shares of Common Stock (or 7% of the number of shares sold in the January 2026 Inducement Agreement at an exercise price of $2.925 per share of Common Stock, which are immediately exercisable following the issuance date.

Warrants Associated with Contractors and Consultants

There are presently outstanding warrants to purchase an aggregate of 132,800 shares of our Common Stock which are being held by contractors and consultants. These warrants have a weighted average exercise price of $20.04 per share and expire between February 5, 2027 and June 20, 2029. 52,800 of these warrants are subject to vesting as of December 31, 2025. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

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Anti-Takeover Effects of Certain Provisions of Our Bylaws

Provisions of our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by a majority of the remaining directors on the board.

Bylaws. Our certificate of incorporation and bylaws authorizes the board of directors to adopt, repeal, rescind, alter or amend our bylaws without shareholder approval. Removal. Except as otherwise provided, a director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders for any purpose or purposes may be called at any time only by the board of directors or by our Secretary following receipt of one or more written demands from stockholders of record who own, in the aggregate, at least 15% the voting power of our outstanding stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.

Effects of authorized but unissued Common Stock and blank check preferred stock. One of the effects of the existence of authorized but unissued Common Stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting. Our certificate of incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

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Choice of Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these forum selection clauses.

Section 27 of the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, our bylaws provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by the laws of the State of Delaware, any officer or director of our company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at our request as a director, officer, employee or agent of our company, or while serving as a director or officer of our company, is or was serving or has agreed to serve at the request of our company as a director, officer, employee or agent (which includes service as a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 145 of the Delaware General Corporation Law as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer in defending such action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under our certificate of incorporation and bylaws or otherwise.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Transfer Agent

The transfer agent and registrar, for our Common Stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598. The transfer agent’s telephone (212) 828-8436.

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SELLING STOCKHOLDER

The selling stockholder may from time to time offer and sell any or all of the Warrants and shares of Common Stock underlying such Warrants as set forth below pursuant to this prospectus. As used herein, the term “selling stockholder” means the selling stockholder listed below and the selling stockholder’s donees, pledgees, transferees, or other successors-in-interest selling shares of Common Stock or warrant shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the selling stockholder. The table below sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of our Common Stock by the selling stockholder both before and immediately after this offering. Because the selling stockholder may sell, transfer, or otherwise dispose of all, some, or none of its shares of Common Stock, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholder, or the amount or percentage of shares of our Common Stock that will be held by the selling stockholder upon termination of any particular offering. See “Plan of Distribution.”

For purposes of the table below: (i) we have not taken into account the effect of “blocker” provisions in the Warrant which preclude the selling stockholder from owning in excess of 4.99% of our Common Stock at any given time and (ii) we assume that the selling stockholder will sell all of their shares of Common Stock registered hereunder.

	Shares of Common Stock Beneficially Owned Before Completion of the Offering (1)		Sum of Number of Shares of Common Stock	Shares of Common Stock Beneficially Owned After Completion of the Offering (3)
Name	Sum of Number	Percentage	Offered Hereby (2)	Sum of Number	Percentage
Armistice Capital, LLC (4)	3,964,712	29.12%	3,964,712	—	—%

(1)	Applicable percentages based on 13,614,329 shares of Common Stock outstanding as of April 26, 2026. Beneficial Ownership of the selling stockholder prior to this offering includes the shares of Common Stock underlying the Warrants, each of which are exercisable within 60 days of the date of this prospectus.
(2)	Consists of shares of Common Stock underlying the Warrants.
(3)	Assumes full exercise of the Warrants by the selling stockholder and the resale or other disposition of all shares of Common Stock underlying the Warrants by the selling stockholder.
(4)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

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PLAN OF DISTRIBUTION

We are registering the Selling Stockholder Shares on behalf of the selling stockholder to permit the resale of such shares by the selling stockholder from time to time after the date of this prospectus. The Selling Stockholder Shares were purchased or are acquirable by the selling stockholder through our January 20, 2026 warrant inducement private placement. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholder, which may include donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through agreements between broker-dealers and the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer the shares of Common Stock in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus; provided that they meet the criteria and conform to the requirements of those provisions.

In connection with the sale of our Common Stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the selling stockholder from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. The selling stockholder reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

If underwriters are used in the sale, the shares of Common Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of shares of Common Stock, underwriters may receive compensation from the selling stockholder, for whom they may act as agents, in the form of discounts, concessions or commissions. If the selling stockholder uses an underwriter or underwriters to effectuate the sale of shares of Common Stock, we and/or it will execute an underwriting agreement with those underwriters at the time of sale of those shares of Common Stock.

To the extent required by law, the names of the underwriters will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes the prospectus supplement and the accompanying prospectus used by the underwriters to sell those securities. The obligations of the underwriters to purchase those shares of Common Stock will be subject to certain conditions precedent, and unless otherwise specified in a prospectus supplement, the underwriters will be obligated to purchase all the shares of Common Stock offered by such prospectus supplement if any of such shares of Common Stock are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Listing

Our Common Stock is listed on The Nasdaq Capital Market under the trading symbol “VVOS.”

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LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Vivos Therapeutics, Inc. incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty). Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act, to register the shares of Common Stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the Registration Statement. We have omitted from this prospectus some parts of the Registration Statement as permitted by the rules and regulations of the SEC. Statements in this prospectus concerning any document we have filed as an exhibit to the Registration Statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, can also be accessed free of charge from our website at http://www.vivos.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on April 15, 2026;

●	our Current Reports on Form 8-K, which were filed with the SEC on January 16, 2026, January 20, 2026 and February 6, 2026; and

●	the description of our Common Stock set forth in our registration statement on Form 8-A, filed with the SEC on December 10, 2020, including any amendments thereto or reports filed for the purposes of updating this description.

Any documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, as well as subsequent to the effectiveness of the registration statement and prior to the termination of the offering of our securities to which this prospectus relates, will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Vivos Therapeutics, Inc.

Attn: Chief Financial Officer

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(866) 908-4867

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3,964,712 Shares of Common Stock Issuable Upon Exercise of Common Stock Purchase Warrants

Offered by the Selling Stockholder

PROSPECTUS

                   , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate (other than the SEC registration fee) of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount to be Paid
SEC registration fee	$1,144.34
Legal fees and expenses	$35,000
Accounting fees and expenses	$30,000
Transfer agent fees and expenses	$7,500
Total	$73,644.34

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents, provided that the person acted in good faith and in a manner the person reasonably believed to be in the corporation’s best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

The registrant’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions by a director or officer not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions made to a director, (4) for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. The Certificate of Incorporation of the registrant provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

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The registrant has obtained and maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss(es) rising from claims made by reason of breach of duty or other wrongful act, and (b) to it with respect to payments that it may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

See also the undertakings set out in response to Item 17 herein.

Item 16. Exhibits

(a) Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a), (b) and (c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a. each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b. each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Certificate of Incorporation of Vivos Therapeutics, Inc.(1)

4.1	Amended and Restated Bylaws of Vivos Therapeutics, Inc. (1)

4.2	Form of Common Stock Certificate. (1)

4.3	Form of November 2023 Series A Common Stock Purchase Warrant, dated November 2, 2023, issued to the investor in the November 2023 private placement.(2)

4.4	January 2023 Warrant Amendment, dated November 2, 2023, issued to the investor in the November 2023 private placement.(2)

4.6	Form of February 2024 Series B-1 Common Stock Purchase Warrant, issued to the investor in the February 2024 Inducement Transaction (3)

4.7	Form of Series A Warrant, issued to the investor in the January 2026 Inducement Transaction(4)

4.8	Form of Series B Warrant, issued to the investor in the January 2026 Inducement Transaction(4)

4.9	Series A Common Stock Purchase Warrant, dated March 31, 2026, by and between the Company and V-Co 3(5)

4.10	Series B Common Stock Purchase Warrant, dated March 31, 2026, by and between the Company and V-Co 3(5)

5.1**	Opinion of Ellenoff Grossman & Schole LLP

23.1*	Consent of Baker Tilly US LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney (included on the signature page of the initial filing of this Registration Statement)

107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the SEC on October 9, 2020.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on November 2, 2023.
(3)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on February 15, 2024.
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on January 20, 2026.
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on April 3, 2026.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Littleton, Colorado on April 29, 2026.

VIVOS THERAPEUTICS, INC.

By:	/s/ R. Kirk Huntsman
R. Kirk Huntsman
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Kirk Huntsman	Chairman of the Board and Chief Executive Officer	April 29, 2026
R. Kirk Huntsman	(Principal Executive Officer)

/s/ *	Chief Financial Officer and Secretary	April 29, 2026
Bradford Amman	(Principal Financial Officer and Principal Accounting Officer)

/s/ *	Director	April 29, 2026
Ralph E. Green, DDS MBA

/s/ *	Director	April 29, 2026
Anja Krammer

/s/ *	Director	April 29, 2026
Mark F. Lindsay

/s/ *	Director	April 29, 2026
Leonard J. Sokolow

/s/ *	Director	April 29, 2026
Matthew Thompson, MD

/s/ *	Director	April 29, 2026
Gregg C. E. Johnson

* By:	/s/ R. Kirk Huntsman
R. Kirk Huntsman
Attorney-in-fact

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